SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of Event Requiring Report: July 2, 2002


                         UNIVERSAL MEDIA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


        Delaware                000-28459                 22-3360133
(State of Incorporation) (Commission File Number)(IRS Employer Identification #)

                                James W. Zimbler
                     C/o Diversified Capital Holdings, LLC.
                 150 Broadhollow Road, Melville, New York 11747
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (631) 385-6200
                    ----------------------------------------
              (Registrant's telephone number, including area code)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On July 2, 2002, pursuant to the Management Agreement executed on March 27, 2002, the Convertible Note Holders instructed the Escrow Agent to vote the shares held in escrow, due to the default of new management to comply with the terms of the Agreement.

         Accordingly, the Escrow Agent voting the majority of the shares entitled to vote, and appointed new Directors to the Board of Directors as follows:

                  James W. Zimbler, Chairman of the Board of Directors Lee Rubenstein, Director

         The Board of Directors then appointed James W. Zimbler as President and Chief Financial Officer of the Corporation.

Name                       Age              Position                   Appointed
-----------------------------------------------------------------------------------
James W. Zimbler           37               Chairman, President        July 2, 2002
Lee Rubinstein             46               Director                   July 2, 2002

All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors.

James W. Zimbler, Chairman and CEO

On November 1, 2001, Mr. Zimbler, was appointed as President and Director of the TTI Holdings of America Corp. From February 2001 until October 15, 2001, Mr. Zimbler was engaged in consulting for various companies and for a portion of that time has been a principal member in Crossover Advisors, LLC. Prior to that, from January 1999 to November 1999, Mr. Zimbler was Chairman of the Board of Directors and President of IntermediaNet, Inc. now known as Cyberedge Enterprises, Inc., a public company and in November 1999, became just the Chairman until February 2001. He was re-appointed CEO and a Director in September 2001. Mr. Zimbler was also Chairman and CEO of Universal Media Holdings, Inc., until February 2001. From December 1996 through November 1998, Mr. Zimbler was President and Chief Operating Officer for Total Freight Solutions America, Inc. Mr. Zimbler was employed by Packaging Plus Services, Inc. from August of 1994 through December of 1996. From March 1987 to September 1983 he was the owner of a messenger delivery service, which was sold. Thereafter he formed Rapid Delivery Service, which was sold to Packaging Plus Services, Inc., in 1994. Mr. Zimbler attended Suffolk Community College from 1983 through 1985 where he majored in Business Administration.

Lee Rubinstein, Director

In 1993 Mr. Rubinstein became a principal in the telecommunications firm United Paging, as the Chief Operations Officer. There he developed the standards and procedures for the entire organization. United Paging grew to service customers with 13 locations in Nassau and Suffolk Counties. In 1998 Mr. Rubinstein sold his interests in United Paging and formed NBM Information Technology, Inc.

NBM is an information management consulting firm specializing in providing the client with an informational pathway to the entire investment community. NBM creates and distributes corporate information to a variety of wire services that specialize in trade, industrial, governmental, and public forums. These services include press releases, SEC filings, annual reports, crises management, and investor relations. NBM's clients have included such names as AT&T, NBC, American Express, and the Government of the Dominican Republic.

In 2001 Mr. Rubinstein co-founded Comprehensive Resource Advisors, Inc. as a boutique management consulting firm to work with small to mid-sized corporations that require outside help in restructuring and reengineering their company. This included preparing research reports including operational findings and marketing opportunities to attract new business or enhance a market that is already being mined by a company. CRA will act as the general contractor for the corporation that has numerous concurrent marketing projects and campaigns in order to keep them on time and schedule and most importantly within budget. CRA while working at a high level of independence and responsibility will also research, propose and design solutions which may or may not include the integration of technology to fit the specific requirements of the situation. This may include impact analysis, and implementation scheduling as well as providing sound and imaginative guidance to management in utilizing technology to achieve desired business objectives.

Mr. Rubinstein received his formalized training in Business Organization and Technology by attending both Arizona State University and Columbia University. Mr. Rubinstein has over 20 years experience in the areas of Technology and Organizational Management. He currently serves as President of NBM Information Technology, Inc. as well as President of Comprehensive Resource Advisors, Inc.


ITEM 5.  OTHER EVENTS

         On July 2, 2002, the Board of Directors approved the relocation of office of the Corporation to the offices of Diversified Capital Holdings, LLC.

                           150 Broadhollow Road
                           Suite 103
                           Melville, New York 11747

The phone number is (631) 385-6200

         The company occupies limited space at this location, and sublets for minimal rent. The space is sufficient for the time being. The Registrant is currently in preliminary discussions about several different acquisitions. If any of these discussions result is a formal merger or other business combinations, then the Registrant may be required to seek other officer space.


ITEM 6.  RESIGNATIONS of REGISTRANT'S DIRECTORS


EXHIBITS

Not applicable




         SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ James W. Zimbler
         ---------------------------------
         James W. Zimbler
         President


Date:             July 10, 2002